UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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EVERCORE PARTNERS INC.

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Dear Stockholder:

We are writing to ask for your critical support for the agenda items on Evercore’s 2016 Annual Meeting of Stockholders ballot and to underscore the importance of your independent analysis in conducting your evaluation. Our Board continues to unanimously recommend you cast your vote FOR all proposals, and would like to draw your attention specifically to Proposal No. 2, our proposal to increase the number of shares available under our equity incentive plan by 10 million shares – an amount expected to last roughly three years. We have consistently grown the revenues and profits of our company, demonstrating the ability to prudently use equity to build shareholder value, and your approval of this proposal is critical to sustaining our momentum. Importantly:

•	We have delivered shareholder returns in excess of our public peers and relevant industry benchmarks (as Glass Lewis (“GL”) acknowledges on pages 3 and 11 of their report) driven by the addition and retention of exceptional talent.

•	Our recent success positions us to recruit additional exceptional talent.

•	We have deployed this equity without diluting our shareholders.

As you work through the particulars of our share request, we ask that you bear in mind we are a human capital advisory-based business that relies on people to provide outstanding advice and counsel to some of the world’s largest and most sophisticated companies to produce revenue, and not a manufacturing, design, or other form of business that principally relies on machines or technology to produce revenue or a business that relies on the deployment of financial capital. As a human-capital, advice-based business, our revenue and profits are inexorably tied to the number, quality and motivation of our people. Equity compensation is a fundamental element of our pay-for-performance compensation philosophy that incentivizes our employees throughout the organization to drive shareholder value, not just our executive officers. The analysis employed by GL in recommending against Proposal No. 2 does not appropriately address our successful business model, compares us to “peers” of completely different scale and scope including a holding company that is engaged in mining, healthcare, telecommunications, real estate and winemaking, in addition to financial services, and acknowledges, but then disregards, our commitment to mitigate dilution through share repurchases.

GL has been supportive of our past say-on-pay proposals that reflect our overall compensation program and GL’s report highlighted many positive qualitative aspects of our compensation practices. However, in evaluating the equity plan proposal, they have ignored a fundamental principle: A vote on Proposal No. 2 is a vote on the form of employee compensation, NOT on the amount of employee compensation. Equity is a component of annual compensation, not an addition, which is linked directly to the financial performance of the firm. This financial performance generates cash earnings, positioning us to repurchase the shares granted in a timely manner – this is the foundation of the commitment we make to mitigate dilution. We issue compensation in the form of equity to align the interests of employees with those of shareholders and, as discussed in greater detail below, believe this alignment of interests is a driver of our superior results.

I.	GL’s Report Positively Highlights Numerous Qualitative Aspects of our Compensation Practices

In analyzing GL’s report, it is important to recognize that its recommendation on Proposal No. 2 was not due to concerns with the attributes of our overall compensation program, or our underlying corporate governance policies. In fact, in 2014, GL supported our say-on-pay proposal, as did over 95% of our stockholders. This year GL found that our performance and the pay of our CEO is aligned. GL also recognized the following best practices in our plan and our compensation program more broadly:

Plan Features	Program Size	Cost Analysis

✓       No repricing (or cash buybacks) of underwater stock options or stock appreciation rights

✓       No “evergreen” provision

✓       No single-trigger change of control

✓       No “reload” equity awards

✓       No full value award multiplier

✓       Over 90% of all equity awards granted in the past three years were issued to employees other than our executive officers and over 90% were issued to employees with direct revenue-generating and client-facing responsibilities

	✓ Existing Size Pool ✓ Pro-Forma Available Pool ✓ Grants to Executives	✓ Expensed Cost as % of Operating Metrics ✓ Expensed Cost as % of Enterprise Value

GL acknowledged our practice of offsetting dilution from equity compensation with stock buybacks, and our public commitment over the next three years to work to offset the dilutive effect of annual bonus equity awards through our stock repurchase program (with a goal to also offset new hire equity) and to maintain a net burn rate (taking into account the effect of vested Evercore LP partnership units, share repurchase and forfeitures) at or below 1.5%. However, their “Net” Annual Dilution and Run Rate financial data only appears to take into account forfeitures and fails to take into account share repurchases.

In addition, GL notes that over the last three years, over 90% of all equity awards were granted to employees other than our executive officers and over 90% of all equity awards were granted to employees with direct revenue-generating and client-facing responsibilities. This highlights our philosophy of using equity as part of our normal annual compensation process, where equity represents a portion of an employee’s annual bonus award, rather than a supplemental compensation scheme reserved for senior executives. As a result, we have granted less equity to our CEO and NEOs as compared to our GL peers:

	Grants to CEO (2015)	Grants to NEOs (2015)

EVR	1.60%	7.40%

Peer Median	6.77%	20.76%

Peer Average	9.85%	23.46%

Based on these prior disclosures, it is inconsistent for GL to support all of these provisions and the overall compensation program but not support our use of equity compensation, which is just a vehicle for effecting a portion of our overall compensation program. Our Compensation Committee made a decision early on to use equity compensation as a critical component of our overall compensation program. This structure has served us well, as can be seen by, for example, the continued rise in revenue per Senior Managing Director over the years since the Company had its IPO, which rose to $12.7 million in 2015, higher than other publicly traded independent advisory firms, and our superior results:

•	Our five-year historical financial performance continues to increase, with CAGRs of 27% for Adjusted Pro Forma Net Revenues, 29% for Adjusted Pro Forma EBITDA, and 35% for Adjusted Pro Forma Net Income[1]

•	Total Shareholder Return of 91% and 79%, over the past three and five year periods respectively, exceeding that of the S&P 500 Financials Index and those of our most direct public competitors

•	A total of $334.5 million of capital was returned to stockholders in 2015 through stock repurchases and dividends, beating our own historical records[2]

Once an annual bonus amount is determined, a significant portion of it is delivered in the form of restricted stock units (“RSUs”) that vest over a four-year period. The amount of each bonus that is cash versus equity is dependent upon the seniority of the individual, with more senior employees having a greater portion of their bonus rewarded in equity. This in turn creates a strong link between the incentives of our employees with those of our stockholder base, and our stockholders have been supportive of our general approach to compensation, as indicated by the consistent support of say-on-pay in the mid-90th percentile. To vote against the plan amendment would effectively undermine the wishes of the stockholders who have overwhelmingly supported our pay practices. To vote against the plan amendment would not reduce the amount of compensation awarded, but would require us to divert cash currently being deployed to support stock repurchases to support employee compensation.

II. GL’s Flawed Recommendation Stems from the Use of Inapplicable Peer Data in its Analysis

GL’s recommendation against Proposal No. 2 was driven primarily by inappropriate “peer company” inputs. The report refers to their analysis of “peer companies” and concludes that we fail certain key costs with respect to these peers regardless of the fact that we “have historically repurchased shares to offset the dilutive effect of equity awards.”

GL’s quantitative analysis involved the comparison of our stock compensation expense relative to certain operating financial results, enterprise value, tangible net book value or TBV and headcount to the same relative measures for a “peer group” which consisted of “22 companies in the diversified financials industry with an average market capitalization of $21 billion.” Our market cap is only around $2.35 billion as of the date of this letter.

Unfortunately, GL only disclosed the identity of 15 companies in this “peer group” and, based on this disclosure alone, it is clear that any conclusions drawn from this “peer group” are likely to be unsound. The disclosed peer group can be categorized into the following types of businesses:

Diversified Financials: Lending / Trading / Investment Management	Advisory Focus	Industrials/Conglomerate

Bank of America Canaccord Genuity Group Inc. Citigroup Inc. Cowen FBR & Co. GMP Capital Goldman Sachs JMP Group Inc. Morgan Stanley Oppenheimer Piper Jaffray	Greenhill &Co. Inc. Lazard	CF Industries Holdings Leucadia National Corporation

[1]	See Annex A to our 2016 Proxy Statement for a reconciliation of these non-GAAP measures to GAAP amounts.
[2]	Includes 2.35 million shares repurchased for aggregate consideration of $123.7 million in conjunction with Mizuho’s exercise of its warrant to purchase 5.45 million shares of Class A common stock.

While some of these companies include M&A advisory services as part of a broad suite of products and services, for most companies (other than Advisory Focused firms), M&A advisory services is not the primary business. The merger advisory industry is highly competitive and human-capital intensive. These other companies often rely and compete based upon financial capital rather than purely human capital. In addition, the Lending/Trading and Investment Management firms maintain capital structures that employ substantial amounts of leverage to support their principal positions and lending activities. These capital structures dramatically increase enterprise value and TBV, a practice that is at odds with Advisory Focused firms. Finally, many of the Lending/Trading firms maintain large back office staffs focused on the clearance and settlement of securities transactions, maintenance of customer accounts and support of principal trading activities, and these individuals tend to receive lower amounts of or no deferred compensation. In contrast, by design, Advisory Focused firms don’t have such personnel. Thus, you should not rely on these measures of stock compensation expense in comparing these fundamentally different businesses.

Even with this wholly inappropriate peer group (a fertilizer company!) we pass two of the five GL costs tests with respect to revenue and enterprise value. In the case of these metrics it is clear to us that the peer group distorts the results, rendering the comparison meaningless. The majority of the Diversified Financial Services firms and the Industrials/Conglomerates all require significant capital to run their business and each have a significant percentage of employees that are not eligible to receive equity compensation. These are not attributes of our business and consequently the standard established is both irrelevant and impossible to achieve. Further undermining the utility of their test, we note that we passed the GL “expensed cost” test but failed the “projected costs” test. GL does not provide any transparency to understand why we would have different outcomes.

The table below presents a comparison of the actual three-year average (2013-2015) stock compensation expense for Evercore and our true peers that have been public for some time – Greenhill and Lazard – against several of the measures used by GL.

	Three-Year Average of Stock Compensation Expense:

	As a Percentage of Operating Cash Flow	As a Percentage of GAAP Net Revenue	Enterprise Value	Per Employee

Evercore	36%	9%	4%	$75,000

Lazard	31%	10%	4%	$89,000

Greenhill	54%	17%	5%	$146,000

III. Our Compensation Practices and our use of Equity have led to Superior Results for our Stockholders

It is important to emphasize that over the last five years our TSR was 79%, compared to 64% for the S&P 500 (Financials) Index and -57% and 33% for GHL and LAZ, respectively, far exceeding that of our peer competition. Our compensation is tied directly to contribution to our business, not seniority or role. Furthermore, annual bonus equity awards are delivered as a component of an employee’s annual incentive compensation amount, not as a supplement, and are always based on services already performed and revenue already generated.

Our goal at Evercore is to create the premier global independent investment banking advisory firm delivering superior returns to our stockholders. We have made significant progress toward this goal, but in order to continue delivering superior returns we need to continue to attract, retain and motivate the best talent in the business. Sustaining the compensation strategies that have served us well is fundamental to our continued success in attracting and retaining such talent and to our overall continued progress in driving value for our stockholders.

IV. Conclusion

In closing, we would like to assure you of our commitment to continue to work hard to increase the value of Evercore within the compensation framework set out in the proxy. We have worked, and will continue to work with GL in the hope that they will develop financial measures that accurately reflect our business, enabling their quantitative and qualitative assessments to converge. We thank you for the time you have focused on this matter and your careful consideration of this proposal, and for all the previously discussed reasons, our Board recommends that you vote “FOR” Proposal No. 2.

Yours truly,

Adam B. Frankel

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